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                                                                  Exhibit 99.(m)

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                 (MORGAN STANLEY UTILITIES FUND CLASS Q SHARES)

     WHEREAS, the Morgan Stanley Utilities Fund (the "FUND") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "ACT"); and

     WHEREAS, it is proposed that Morgan Stanley Global Utilities Fund, an open-end management investment company registered under the Act, merge into the Fund (the "MERGER"); and

     WHEREAS, the Trustees desire to avoid an increase in 12b-1 fees for holders ("PRE-MERGER CLASS B SHAREHOLDERS") of Class B shares of the Fund ("PRE-MERGER CLASS B SHARES") prior to the effective date of the Merger, which would otherwise occur as a result of the Merger; and

     WHEREAS, the Trustees have determined that the creation of a new class of shares exclusively for Pre-Merger Class B Shareholders and the adoption of a 12b-1 plan related thereto, would ensure that Pre-Merger Class B Shareholders will not be adversely effected by the Merger; and

     WHEREAS, the Trustees have determined that there is a reasonable likelihood that adoption of this Plan of Distribution with respect to its Class Q shares will benefit the Fund and its shareholders; and

     WHEREAS, the Fund and Morgan Stanley Distributors Inc. (the "DISTRIBUTOR") have entered into a Distribution Agreement (the "Distribution Agreement") pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of shares of the Fund.

     NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan of Distribution with respect to the Class Q shares of the Fund (the "PLAN") in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. The Distributor hereby undertakes to directly bear all costs of rendering the services to be performed by it under this Plan and under the Distribution Agreement, except for those specific expenses that the Trustees determine to reimburse as hereinafter set forth.

     2. (a) The Fund is hereby authorized to reimburse the Distributor, Morgan Stanley DW Inc. ("Morgan Stanley DW"), its affiliates and other broker-dealers for their (i) Actual Distribution Expenses incurred on behalf of Class Q Shares of the Fund, and (ii) prior Unreimbursed Distribution Expenses, as defined in PARAGRAPH 4 hereof.

     (b) The amount of each monthly payment may, in no event, exceed an amount equal to payment at the rate of the lesser of (i) 1.00% per annum of the average daily aggregate sales of the Fund's Class Q shares and Pre-Merger Class B Shares since the Fund's inception (not including reinvestment of dividends and capital gains distributions from the Fund) less the average daily aggregate net asset value of the Fund's Class Q shares and Pre-Merger Class B Shares redeemed since the Fund's inception upon which a contingent deferred sales charge has been imposed or upon which such charge has been waived, or (ii) 1.00% per annum of the average daily net assets of Class Q.

     3. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to Morgan Stanley DW, its affiliates or other broker-dealers who provide distribution and shareholder services. All payments made hereunder pursuant to the Plan shall be in

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accordance with the terms and limitations of the Rules of the National
Association of Securities Dealers, Inc.

     4. "ACTUAL DISTRIBUTION EXPENSES" are amounts spent by the Distributor, Morgan Stanley DW, its affiliates and other broker-dealers on any activities or expenses related to the distribution of the Fund's Class Q shares or services to shareholders, including, but not limited to: compensation to, and expenses of, financial advisers or other employees of the Distributor, Morgan Stanley DW, its affiliates or other broker-dealers; overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and opportunity costs in incurring the foregoing expenses (which may be calculated as a carrying charge on the amount of Unreimbursed Distribution Expenses, as of the date of calculation). The overhead and other branch office distribution-related expenses referred to in this PARAGRAPH 4 may include: (a) the expenses of operating the branch offices of the Distributor or other broker-dealers, including Morgan Stanley DW, in connection with the sale of Fund shares, including lease costs, the salaries and employee benefits of operations and sales support personnel, utility costs, communications costs and the costs of stationery and supplies; (b) the costs of client sales seminars; (c) travel expenses of mutual fund sales coordinators to promote the sale of Fund shares; and (d) other expenses relating to branch promotion of Fund sales.

     "UNREIMBURSED DISTRIBUTION EXPENSES" are an amount equal to the excess of Actual Distribution Expenses over the total of (i) payments received pursuant to the Plan, plus (ii) the proceeds of contingent deferred sales charges received, and may include Unreimbursed Distribution Expenses relating to the Pre-Merger Class B Shareholders, if any. Unreimbursed Distribution Expenses may also include the unreimbursed distribution expenses of an investment company whose assets are acquired by the Fund in a tax free reorganization ("Acquired Company Expenses"), except that, with respect to the Fund, Acquired Company Expenses may be included only to the extent that Unreimbursed Distribution Expenses as a percentage of the Acquiring Fund's assets will not be materially increased thereby.

     5. It is contemplated that payments at the annual rate of 0.25% of the fee set forth in PARAGRAPH 2(a) will be characterized as a service fee within the meaning of the National Association of Securities Dealers, Inc. guidelines.

     6. This Plan shall not take effect with respect to the Class Q shares until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Fund and of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and have no direct financial interest in the operation of this Plan or any agreements related to it (the "RULE 12b-1 TRUSTEES"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements. Approval of this Plan by the Board of Trustees is contingent upon approval of the Merger by the shareholder of Global Utilities.

     7. This Plan shall continue in effect with respect to the Class Q shares for a period of one year from the effective date hereof, and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in PARAGRAPH 6 hereof.

     8. The Distributor shall provide to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In this regard, the Trustees shall request the Distributor to specify such items of expenses as the Trustees deem appropriate. The Trustees shall consider such items as they deem relevant in making the determinations required by PARAGRAPH 7 hereof.

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     9. This Plan may be terminated at any time by vote of a majority of the
Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund. In the event of any such termination or in the event of nonrenewal, the Fund shall have no obligation to pay Unreimbursed Distribution Expenses which have been incurred by the Distributor, its affiliates or other broker-dealers. However, this shall not preclude consideration by the Trustees of the manner in which such Unreimbursed Distribution Expenses shall be treated.

     10. This Plan may not be amended to increase materially the amount that Class Q may spend for distribution provided in PARAGRAPHS 2 AND 3 hereof, unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class Q, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in PARAGRAPH 6 hereof. Class Q shares will have the right to vote on any material increase in the fee affecting Class A shares set forth in the Amended and Restated 12b-1 Plan between the Fund and the Distributor dated May 1, 2004.

     11. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

     12. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to PARAGRAPH 8 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     13. The Declaration of Trust together with all amendments thereto establishing the Fund as a Massachusetts business trust (the "DECLARATION"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, and provides that the name of the Fund refers to the Trustees under the Declaration collectively as Trustees but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for this satisfaction of any obligation or claim or otherwise, in connection with the affairs of the Fund, but the Trust Estate only shall be liable.

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     IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan of
Distribution as of the day and year set forth below in New York, New York.

Dated: February 6, 2006

Attest:                                 MORGAN STANLEY UTILITIES FUND


                                        By: /s/ Ronald E. Robison
------------------------------------       ------------------------------------
Name:                                      Name: Ronald E. Robison
Title:                                     Title: President and Principal
                                                  Executive Officer

Attest:                                 MORGAN STANLEY DISTRIBUTORS INC.


                                        By: /s/ Michael Kiley
------------------------------------       ------------------------------------
Name:                                      Name: Michael Kiley
Title:                                     Title: President and Chief Executive
                                                  Officer